                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                  VIZACOM INC.
                   ------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value $0.001
                   ------------------------------------------
                         (Title of Class of Securities)

                                   92855E 20 1
                                ----------------
                                 (CUSIP Number)

                                 March 29, 2002
                           ---------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 to 14

----------------------                                   ----------------
Cusip No. 92855E 20 1                                     Page 2 of 14
----------------------                                   ----------------

--------------------------------------------------------------------------------

   1.  NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Name RAM Trading, Ltd.
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
                                                                    [X]

                                                                (b)
                                                                    [_]

--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------

   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands corporation
              Cayman Islands
--------------------------------------------------------------------------------

                          5. SOLE VOTING POWER
          NUMBER OF                 0
           SHARES        -------------------------------------------------------
        BENEFICIALLY
          OWNED BY        6. SHARED VOTING POWER
            EACH             769,231 shares of Common Stock
          REPORTING
           PERSON            Warrants to purchase 230,769 shares of Common Stock
            WITH          ------------------------------------------------------

                          7. SOLE DISPOSITIVE POWER
                                    0
                          ------------------------------------------------------

                          8. SHARED DISPOSITIVE POWER
                             See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES
       [_]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
                             CO
--------------------------------------------------------------------------------

------------------------                                   ------------------
 Cusip No. 92855E 20 1                                         Page 3 of 14
------------------------                                   ------------------

--------------------------------------------------------------------------------

   1.  NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Name DeMaio Partners L.L.C.
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)
                                                                [X]
                                                          (b)
                                                                [_]

--------------------------------------------------------------------------------

 3.    SEC USE ONLY
--------------------------------------------------------------------------------

 4.    CITIZENSHIP OR PLACE OF ORGANIZATION
         Illinois limited liability company
         U.S.A.
--------------------------------------------------------------------------------

                         5.  SOLE VOTING POWER
           NUMBER OF             0
            SHARES       -------------------------------------------------------
         BENEFICIALLY
           OWNED BY      6.  SHARED VOTING POWER
             EACH            769,231 shares of Common Stock
           REPORTING
            PERSON           Warrants to purchase 230,769 shares of Common Stock
             WITH        -------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER
                                 0
                         -------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER
                             See Row 6 above.
--------------------------------------------------------------------------------

 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES
       [_]
--------------------------------------------------------------------------------

 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

 12.   TYPE OF REPORTING PERSON*
                                  OO
--------------------------------------------------------------------------------

-------------------------                                  ------------------
  Cusip No. 92855E 20 1                                       Page 4 of 14
-------------------------                                  ------------------

--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Ritchie Capital Management, L.L.C.
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)
                                                                [X]
                                                            (b)
                                                                [_]

--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware limited liability company
       U.S.A.
--------------------------------------------------------------------------------

                         5. SOLE VOTING POWER
      NUMBER OF                    0
       SHARES           --------------------------------------------------------
    BENEFICIALLY
      OWNED BY           6. SHARED VOTING POWER
        EACH                769,231 shares of Common Stock
      REPORTING
       PERSON               Warrants to purchase 230,769 shares of Common Stock
        WITH            --------------------------------------------------------

                         7. SOLE DISPOSITIVE POWER
                                   0
                        --------------------------------------------------------

                         8. SHARED DISPOSITIVE POWER
                            See Row 6 above.
--------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
    [_]
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*
                               OO; HC
--------------------------------------------------------------------------------

-------------------------                                       ----------------
 Cusip No. 92855E 20 1                                            Page 5 of 14
-------------------------                                       ----------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Name RAM Capital, L.L.C.
-------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                          [X]

                                                                 (b)
                                                                          [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                Illinois limited liability company
                U.S.A.
--------------------------------------------------------------------------------

                    5.    SOLE VOTING POWER
    NUMBER OF                      0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY
     OWNED BY       6.    SHARED VOTING POWER
      EACH                769,231 shares of Common Stock
    REPORTING
     PERSON               Warrants to purchase 230,769 shares of Common Stock
      WITH          ------------------------------------------------------------

                    7.    SOLE DISPOSITIVE POWER
                                   0
                    ------------------------------------------------------------

                    8.    SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES
           [_]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    OO; HC
--------------------------------------------------------------------------------

------------------------                                     ---------------
Cusip No. 92855E 20 1                                         Page 6 of 14
------------------------                                     ---------------

--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Name RAM Capital Investments, Ltd.
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)
                                                                [X]
                                                             (b)
                                                                [_]

--------------------------------------------------------------------------------

3.  SEC USE ONLY

--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands corporation
       Cayman Islands
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
      NUMBER OF                 0
       SHARES          ---------------------------------------------------------
    BENEFICIALLY
      OWNED BY         6. SHARED VOTING POWER
        EACH              769,231 shares of Common Stock
      REPORTING
       PERSON             Warrants to purchase 230,769 shares of Common Stock
        WITH           ---------------------------------------------------------

                       7. SOLE DISPOSITIVE POWER
                                0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
    [_]
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*
                              CO; HC
--------------------------------------------------------------------------------

-----------------------                                        --------------
 Cusip No. 92855E 20 1                                          Page 7 of 14
-----------------------                                        --------------

-------------------------------------------------------------------------------

 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Name Warren L. DeMaio
--------------------------------------------------------------------------------

 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                                [X]
                                                           (b)
                                                                [_]
--------------------------------------------------------------------------------

 3. SEC USE ONLY

--------------------------------------------------------------------------------

 4. CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
--------------------------------------------------------------------------------

                      5. SOLE VOTING POWER
      NUMBER OF               0
       SHARES         ----------------------------------------------------------

    BENEFICIALLY      6. SHARED VOTING POWER
      OWNED BY           769,231 shares of Common Stock
        EACH
      REPORTING          Warrants to purchase 230,769 shares of Common Stock
       PERSON         ----------------------------------------------------------
        WITH
                      7. SOLE DISPOSITIVE POWER
                              0
                      ----------------------------------------------------------

                      8. SHARED DISPOSITIVE POWER
                         See Row 6 above.
--------------------------------------------------------------------------------

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
    [_]
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON*
                               IN; HC
--------------------------------------------------------------------------------

-----------------------                                          ---------------
CUSIP No. 92855E 20 1                                             Page 8 of 14
-----------------------                                          ---------------

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Name THR, Inc.
--------------------------------------------------------------------------------


   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)      [X]
                                                               (b)      [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY
--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
               Illinois corporation
                U.S.A.
--------------------------------------------------------------------------------

                          5. SOLE VOTING POWER
           NUMBER OF                0
            SHARES       -------------------------------------------------------
         BENEFICIALLY
           OWNED BY       6. SHARED VOTING POWER
             EACH            769,231 shares of Common Stock
           REPORTING
            PERSON           Warrants to purchase 230,769 shares of Common Stock
             WITH        -------------------------------------------------------

                          7. SOLE DISPOSITIVE POWER
                                    0
                         -------------------------------------------------------

                          8. SHARED DISPOSITIVE POWER
                             See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [_]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
                    CO; HC
--------------------------------------------------------------------------------

-----------------------                                          ---------------
CUSIP No. 92855E 20 1                                             Page 9 of 14
-----------------------                                          ---------------

--------------------------------------------------------------------------------

  1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name A. R. Thane Ritchie
-------------------------------------------------------------------------------

  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)      [X]
                                                                 (b)      [_]
--------------------------------------------------------------------------------

  3.  SEC USE ONLY
--------------------------------------------------------------------------------

  4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------

                       5.  SOLE VOTING POWER
        NUMBER OF                 0
         SHARES       ----------------------------------------------------------
      BENEFICIALLY
        OWNED BY       6.  SHARED VOTING POWER
          EACH             769,231 shares of Common Stock
        REPORTING
         PERSON            Warrants to purchase 230,769 shares of Common Stock
          WITH        ----------------------------------------------------------

                       7.  SOLE DISPOSITIVE POWER
                                  0
                      ----------------------------------------------------------

                       8.  SHARED DISPOSITIVE POWER
                           See Row 6 above.
--------------------------------------------------------------------------------

  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------


  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      [_]
--------------------------------------------------------------------------------

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

  12. TYPE OF REPORTING PERSON*
               IN; HC
--------------------------------------------------------------------------------

-----------------------                                          ---------------
CUSIP No. 92855E 20 1                                             Page 10 of 14
-----------------------                                          ---------------

                                  SCHEDULE 13G
                                  ------------

Item 1(a)    Name of Issuer: VIZACOM INC.

     1(b)    Address of Issuer's Principal Executive Offices:

                         3512 Veterans Memorial Highway
                         Bohemia, New York 11716

Item 2(a)    Name of Person Filing
Item 2(b)    Address of Principal Business Office
Item 2(c)    Citizenship

                         RAM Trading, Ltd.
                         c/o Caledonian Bank & Trust Limited
                         Caledonian House
                         P.O. Box 1043
                         George Town, Grand Cayman
                         Cayman Islands corporation

                         DeMaio Partners LLC
                         1754 North Wood Street
                         Chicago, Illinois 60622
                         Illinois limited liability company

                         Warren L. DeMaio
                         1754 North Wood Street
                         Chicago, Illinois 60622
                         U.S. Citizen

                         RAM Capital, L.L.C.
                         210 East State Street
                         Batavia, Illinois 60510
                         Illinois limited liability company

-----------------------                                          ---------------
CUSIP No. 92855E 20 1                                             Page 11 of 14
-----------------------                                          ---------------

                         RAM Capital Investments, Ltd.
                         c/o Caledonian Bank & Trust Limited
                         Caledonian House
                         P.O. Box 1043
                         George Town, Grand Cayman
                         Cayman Islands corporation

                         Ritchie Capital Investments, L.L.C.
                         210 East State Street
                         Batavia, Illinois 60510
                         Delaware limited liability company

                         THR, Inc.
                         210 East State Street
                         Batavia, Illinois 60510
                         Illinois corporation

                         A.R. Thane Ritchie
                         210 East State Street
                         Batavia, Illinois 60510
                         U.S. Citizen

   2(d)  Title of Class of Securities:

                         Common Stock, par value $0.001 per share

   2(e)  CUSIP Number: 92855E 20 1

Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)        [_]  Broker or dealer registered under Section 15 of the
                         Exchange Act;

         (b)        [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)        [_]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

-----------------------                                          ---------------
CUSIP No. 92855E 20 1                                             Page 12 of 14
-----------------------                                          ---------------

          (d)       [_]   Investment company registered under Section 8 of the
                          Investment Company Act;

          (e)       [_]   An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

          (f)       [_]   An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)       [_]   A parent holding company or control person in
                          accordance with Rule 13d-1(b)(ii)(G);

          (h)       [_]   A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

          (i)       [_]   A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)       [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4    Ownership:

RAM TRADING, LTD.
DEMAIO PARTNERS LLC
RITCHIE CAPITAL MANAGEMENT, L.L.C.
RAM CAPITAL, L.L.C.
RAM CAPITAL INVESTMENTS, LTD.
WARREN L. DEMAIO
THR, INC.
A.R. THANE RITCHIE

     (a)  Amount beneficially owned:

          SHARED VOTING POWER

          769,231 shares of Common Stock

          Warrants to purchase 230,769 shares of Common Stock

     (b)  Percent of Class:

-----------------------                                          ---------------
CUSIP No. 92855E 20 1                                             Page 13 of 14
-----------------------                                          ---------------

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Approximately 16.3% as of the date of filing of this statement. (Based on 5,902,712 shares of Common Stock issued and outstanding as of March 31, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in item (a) above.)

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:

                      0

          (ii)   shared power to vote or to direct the vote:

                 See item (a) above.

          (iii)  sole power to dispose or to direct the disposition of:

                      0

          (iv)   shared power to dispose or to direct the disposition of:

                 See item (a) above.

Item 5    Ownership of Five Percent or Less of a Class:

                      Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

                      Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                      Not Applicable.

Item 8    Identification and Classification of Members of the Group:

----------------------------                              -----------------
   Cusip No. 92855E 20 1                                    Page 14 of 14
----------------------------                              -----------------


                                 Not Applicable.

Item 9         Notice of Dissolution of Group:

                                 Not Applicable.

Item 10        Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

       After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 8th day of April, 2002

  RAM TRADING, LTD.                                              RAM CAPITAL, L.L.C.

  By:    Ritchie Capital Management, L.L.C.,                     By:  Ritchie Capital Management, L.L.C.,
         its Investment Manager                                       its Investment Manager

         By: THR, Inc.                                                By: THR, Inc.

             By: /s/ A.R. Thane Ritchie                                   By: /s/ A.R. Thane Ritchie
                 -----------------------------                                -----------------------
                  A.R. Thane Ritchie, President                                A.R. Thane Ritchie, President


  DEMAIO PARTNERS LLC                                            RAM CAPITAL INVESTMENTS, LTD.

                                                                 By:  Ritchie Capital Management, L.L.C.,
  By:  /s/ Warren L. DeMaio                                           its Investment Manager
     ---------------------------------------
     Warren L. DeMaio, President

                                                                      By: THR, Inc.

                                                                          By: /s/ A.R. Thane Ritchie
                                                                              ------------------------
                                                                               A.R. Thane Ritchie, President

  RITCHIE CAPITAL MANAGEMENT, L.L.C.                             THR, INC.

  By: THR, Inc.
                                                                 By:  /s/ A.R. Thane Ritchie
                                                                     -------------------------------
       By: /s/ A.R. Thane Ritchie                                     A.R. Thane Ritchie, President
           ----------------------------------
            A.R. Thane Ritchie, President

  /s/ A.R. Thane Ritchie                                         /s/ Warren L. DeMaio
  ------------------------------------------                     ----------------------
  A.R. Thane Ritchie                                             Warren L. DeMaio

                                 Page 14 of 14